AMENDMENT TO EMPLOYMENT AGREEMENT

On November 19, 1998, Media Arts Group, Inc. ("Employer") and Bud Peterson ("Employee") entered into an employment agreement ("Employment Agreement"), which is attached hereto. The Employment Agreement, except as modified below, shall be incorporated by reference into and made part of this amendment ("Amendment") as if written directly into this Amendment. Based on Employer's desire to appoint a different CEO, and based on Employee's desire to assist in facilitating a smooth transition, Employer and Employee now wish to amend the Employment Agreement as follows:

Section 1 - Employment
Shall be amended to replace "Chief Executive Officer ("CEO")" with "Vice-Chairman of the Board".
Section 2 - Responsibilities and Duties of Employee
Shall be amended to replace entire section with the following language:
It is agreed that Employee is employed on a full-time basis, which is defined to mean Employee's entire productive time, ability and attention. It is further agreed that for so long as the Employee is employed with the Employer, Employee shall not engage in any other business duties or pursuits without the express written consent of the Board. In his capacity as Vice-Chairman of the Board, Employee shall have such duties and responsibilities as listed below:
a. Continue to represent the Corporation externally to the investment banking community, analysts, banks, investors, industry and government groups, public relations, as requested by the Board;
b. Continue to be a Corporation spokesperson for the business and financial opportunities the Corporation creates;
c. Provide strategic input in formulating the Business Plan;
d. Be available in areas where the Chief Executive Officer and President requests his experience and expertise.
In addition, Employee shall perform such other duties and responsibilities as the Board shall designate as are not inconsistent with Employee's position with the Employer, including the performance of duties with respect to any subsidiaries of the Employer.
Employee shall at all times perform the duties set forth herein faithfully, industriously, and to the best of Employee's ability, experience and talent.
Section 4 - Duration of Employment
Shall be amended in its entirety to state "The Employer agrees to employ Employee in the capacity set forth above for the period of time commencing as of the date hereof and ending on December 31, 1999. In that regard, this Agreement shall be binding on the parties as of the date hereof and shall terminate at Midnight on December 31, 1999."

Section 5 - Compensation to Employee
The following language shall be added:
"(f)  Payment upon Termination.   Upon termination of this agreement pursuant
to paragraph 4 above, Employer agrees to pay Employee the sum equal to one year's base salary plus benefits on January 15, 2000. Upon termination of this agreement for termination for any other reason except for cause, as defined in
Section 7(b) below, Employer agrees to pay Employee the sum of any remaining salary which otherwise would have been due through the duration stated in paragraph 4 plus one year's base salary plus benefits.
(g) Consulting Contract.   As further consideration for Employee's entering
into this Amendment to his Agreement, Employer agrees to enter into a short term Consulting Agreement in the form attached hereto, to be executed concurrently with this Amendment."

Section 13  -- Entire Agreement
Shall be amended in its entirety to state "This Amendment (and through incorporation by reference, the Employment Agreement) and the Consulting Agreement executed concurrently herewith, represent the entire agreement of the parties hereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any of the parties which are not expressly set forth in this Amendment, the Employment Agreement or the Consulting Agreement."

ACCEPTED AND AGREED:
EMPLOYEE:                                 EMPLOYER:
MEDIA ARTS GROUP INC.
                                          521 Charcot Ave.
                                          San Jose, CA  95131


By:\s\ Bud Peterson_____________________      By:\s\ Craig Fleming___________
Bud Peterson                                  Craig Fleming CEO
Employee

By:\s\ Mike Kiley_________________
Mike Kiley, Compensation Committee

By:\s\ Mike West__________________
Mike West, Compensation Committee


By:\s\ Norm Nason_________________
Norm Nason, Compensation Committee